Exhibit 3.2

AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS
OF
GROUPON, INC.
By resolutions adopted by the Board of Directors (the “Board”) of Groupon, Inc., a Delaware corporation (the “Company”), the Company’s Amended and Restated By-Laws (the “By-Laws”) are amended as follows, effective as of June 10, 2016:

(i)    Article III, Section 3.11 of the By-Laws is hereby amended and restated as follows:

“Section 3.11 Removal of Directors. A director may be removed from office by the stockholders of the Corporation with or without cause.”

(ii)    Except as expressly set forth herein, the By-Laws are not otherwise amended or modified by this amendment and shall continue in full force and effect.

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[Signature Page Follows]

The foregoing is certified as an amendment to the By-Laws, adopted by the Board, effective as of June 10, 2016.

                                By: /s/ Brian Stevens
                            Name:    Brian Stevens
                                Title: Chief Accounting Officer & Treasurer